ST. DENIS J. VILLERE & COMPANY

CODE OF ETHICS

Revised June 7, 2004

This Code of Ethics establishes rules of conduct for employees, officers and directors and members of St. Denis J. Villere & Company, L.L.C. (“Villere”) and investment companies for which Villere is the primary investment adviser.

1.	General Provisions

1.1    Purpose Statement. In pursuing its mission of being a premier investment management organization, Villere has earned a reputation for the highest integrity. An important contributor to this reputation is our philosophy of always placing the interests of our clients first. This Code contains uniform standards which are intended to provide us with a high level of confidence that our actions are consistent with our clients’ interests and do not interfere with our mission.

1.2    Overriding Principles. Every Associate who engages in Personal Transactions must (i) consider the interests of Villere’s clients before initiating a Personal Transaction, and place the clients’ interests first, particularly in the case of any security that might provide a suitable and beneficial opportunity for any client; (ii) not use his or her position with Villere to influence a broker, dealer or underwriter to effect a Personal Transaction for the benefit of the Associate; and (iii) conduct all Personal Transactions in accordance with the provisions of this Code and in avoidance of any actual or potential conflicts of interest or abuse of fiduciary responsibilities.

2.	Applicability and Definitions

The following definitions describe the persons, securities, accounts and transactions to which this Code applies:

2.1    Associates. Associates of Villere are divided into the following categories:

(a)  “Associate” means any person in the employment of Villere.

(b)  “Access person” means any director, officer, member or adviser of Villere who makes any recommendation regarding the purchase or sale of a security by Villere, participates in the determination of which recommendation shall be made to clients of Villere or who, in connection with his duties, obtains any information concerning securities recommendations being made by the adviser.

2.2         “Security” means any stock, bond, debenture, note, convertible security, or any put, call, straddle, warrant, right or option with respect to a security, or any future or other investment contract or derivative, or in general, any interest or investment community known as a security, but does not include securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

2.3     “Personal Account” means (a) any securities account in which an Associate has “beneficial ownership” (as described in Exhibit A), including certain accounts of family members and other related accounts, or (b) any account over which the Associate (or any member of the Associate’s immediate family sharing the same household, except as exempted under Section 6) has direct or indirect influence or control with respect to the purchase or sale of individual securities. See Exhibit A for a fuller explanation and examples of situations involving beneficial ownership. Unless otherwise specified, the provisions of this Code applicable to transactions by Associates are applicable to transactions in their Personal Accounts.

2.4    “Personal Transaction” means any transaction with respect to a security for any Personal Account, including without limitation, purchases and sales, entering into or closing out futures or other derivatives, and exercising warrants, rights or options but not including the acceptance of tender offers.

3.	Restrictions on Personal Investing Activities

3.1    Overriding Principles. Every Associate who engages in Personal Transactions must (i) consider the interests of Villere’s clients before initiating a Personal Transaction, and place the clients’ interests first, particularly in the case of any security that might provide a suitable and beneficial opportunity for any client; (ii) not use his or her position with Villere to influence a broker, dealer or underwriter to effect a Personal Transaction for the benefit of the Associate; and (iii) conduct all Personal Transactions in accordance with the provisions of this Code and in avoidance of any actual or potential conflicts of interest or abuse of fiduciary responsibilities.

3.2    Initial Public Offerings. Access Persons may not make any purchases of Securities through an initial public offering (“IPO”) except through exercise of existing rights. Access persons may purchase Securities five business days after trading begins, assuming all other restrictions in the Code of Ethics are satisfied.

3.3    Private Placements. Acquisitions of securities by Access Persons in an initial private placement will be subject to prior review and must be approved in advance by the Compliance Officer. The Compliance Officer shall take into account, among other factors, whether the investment opportunity should be offered to clients, and whether the opportunity is being offered to an individual by virtue of his position with Villere. In the event that the Access Person plays a part in any subsequent consideration of the security for investment for a client account, he or she must disclose the holding to the Compliance Officer, and any decision to make the investment for a client account will be subject to an independent review and approval by senior Access Personnel with no personal interest in the issuer or its securities.

3.4    Black-Out Periods for Personal Trading. All Access Persons are allowed to buy or sell a security for their own account under the following conditions:

(a)    No client trade in the security has been executed on that business day; and

(b)    No client trade in the security is reasonably anticipated on that business day.

3.5    Pre-Approval of Securities Transactions. Any Access Person who plans to place an order to enter into a Personal Transaction must first pre-clear the transaction by obtaining approval from the Compliance Officer. The Compliance Officer will only pre-clear the transaction after checking against prior, current, and pending trades to determine whether the purchase or sale would violate the Code of Ethics.

3.6    Special Provisions for Options and Futures:

(a)    The general principle governing transactions in options, futures and other derivatives is that they are treated as transactions in the underlying security for all purposes of this Code.

(b)    Purchased options must comply with the Code both at the time of initial purchase and at the time of exercise. However, if an Associate buys a call or put option at a time when the purchase is not restricted by Section 3.1, the option may be exercised automatically at expiration by the relevant exchange or clearing corporation without violating that provision.

(c)    Written options must comply with this code at the time of the transaction. Exercise by a counterparty, however, is not a voluntary transaction by an Associate and is not governed by Section 3.1.

(d)    In the case of a purchased call or a written put, the security received upon exercise (whether voluntary or automatic) is subject to the 60-day period in Section 3.2(c) measured from the time of purchasing the call or writing the put. As a result, if such an option is exercised within the 60-day period, the Access Person cannot sell the security at a gain until expiration of the 60-day period. In these circumstances, the Access Person must be prepared to pay for the security, accept delivery and bear the risk of holding the security until expiration of the period.

(e)    An Associate may not write an uncovered call or sell an uncovered future. An Access Person may not write a covered call option unless the underlying security has been held for 60 days. Where an Access Person purchases a put option and owns the underlying security, the put option may not expire or be exercised within 60 days after purchase of the underlying security. Where an Access Person purchases a put option without owning the underlying security, the option cannot be exercised and can only be closed through a sale more than 60 days after the purchase.

Futures and other derivatives will be treated consistently with the provisions applicable to options.

4.	Insider Trading

Villere forbids any Associate from trading in Securities on material nonpublic information or communicating material nonpublic information to others in violation of the law. If in any proposed Security transaction, an Associate suspects or believes that he may have material nonpublic information, he should report that fact immediately to the Compliance Officer.

4.1    Material Information. Material information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or information that is reasonably certain to have a substantial effect of the price of a company’s securities.

4.2    Nonpublic Information. Nonpublic information is information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public, such as publication in a newspaper, wire service, or other publications of general circulation.

5.	Disclosure and Reporting

5.1    List of Holdings. Each Access Person shall, upon commencement of his or her employment (or upon becoming an Access Person), provide a list of all of his or her personal securities holdings to the Compliance Officer, and shall also provide an updated list on an annual basis at the time designated by the Compliance Officer.

5.2    Confirmations. Each Access Person who engages in Personal Transactions shall instruct his or her broker(s) or dealer(s) to deliver duplicate copies of any confirmation of a transaction with respect to his or her Personal Account(s), to Villere.

5.3    Certification of Compliance. Each Access Person shall be required to certify annually that he or she:

(a)    Has read and understands this Code and is subject thereto;

(b)    Has complied with the requirements of the Code; and

(c)    Has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code.

6.	Exemptions

The following transactions are specifically exempted from coverage by this Code of Ethics:

(a)    Transactions in Securities issued by the Government of the United States;

(b)    Transactions in shares of open-ended investment companies;

(c)    Transactions involving bank certificates of deposit; and

(d)    Transactions effected in any account over which the Access Person has no direct influence or control (e.g., blind trust, discretionary account or Trust managed by a third party).

7.	Trading Practices

7.1    Allocation. Villere allocates trades and recommendations for the sale and purchase of securities to assure that each of its clients are treated in a fair and equitable manner. Villere makes trading decisions for each of its clients in accordance with whether a particular transaction would be suitable for that client based on that client’s stated goals and objectives. To the extent that Villere is unable to purchase or sell all the Securities that Villere recommends for its clients, Villere will allocate these trades or recommendations on a fair and equitable basis. Depending on the transaction and the eligible clients, Villere may allocate based on a pro rata allocation based on the market value of the client’s account relative to the total current market value of all participating clients’ accounts. Villere may also allocate on rotation basis, such that all eligible clients are provided fair access to investment opportunities over an annual period by rotating investment opportunities to eligible clients. Villere may also allocate limited investment opportunities in other manners at its own discretion.

7.2    Selection of Brokers. Villere may select or suggest brokers to be used to execute client transactions based in part on Soft Dollar Purchases. The selection of brokers shall be based primarily on:

•	Commission rates offered

•	Historical quality and accuracy of research supplied to Villere

•	Quality of execution of trades

•	Soft Dollar Purchases

7.3    Soft Dollar Purchases. “Soft Dollar Purchases” refers to the direction of transactions to a broker in exchange for brokerage and research services, the primary use of which must directly assist Villere in its investment decision-making process. Any Soft Dollar Purchase will be used to benefit all clients of Villere and not merely the clients involved at the time the Soft Dollar Purchase was made.

Villere regards the following as appropriate Soft Dollar Purchases:

•	Proprietary research

•	Performance measurement

•	Third-party research

•	Fundamental databases

•	Technical analysis software

•	Statistical periodicals and journals

•	Political or economic analysis

7.4    Recordkeeping. Villere shall compile and maintain records of each Soft Dollar Purchase, including any agreements, and for each broker: a list of proprietary and third-party research providers and the service or product obtained from each provider.

7.5    Client-Directed Brokerage. Clients may direct Villere to utilize certain brokers. These directions shall be in writing.

8.	Order Aggregation

Villere may aggregate (“bunch”) orders for the purchase or sale of Securities among its clients when it believes that such aggregation will result in the best execution of that transaction for the client and the aggregation is consistent with the terms of the clients’ investment advisory agreements.

Villere will only aggregate orders for the sale or purchase of a Security consistent with the guidelines set forth below.

8.1    Allocation. No advisory account will be favored over any other account and each account that participates in an aggregated order will participate at the average share price of the aggregated order, with all transaction costs shared on a pro rata basis.

8.2    Allocation Statement. Before entering an aggregated order, a written statement (the “Allocation Statement”) will be prepared showing how the order will be allocated among the various accounts. These statements will be retained for a period of five years from the date of the transaction.

8.3    Execution. If the aggregated order is filled in its entirety, it shall be allocated among the accounts in accordance with the Allocation Statement. If the order is partially filled, it shall be allocated pro rata based on the Allocation Statement.

8.4    Compensation. Villere will receive no additional compensation or remuneration of any kind as a result of any aggregated order.

Notwithstanding the foregoing, an aggregated order may be allocated on a basis different from that specified in this section or in the Allocation Statement if all accounts of clients whose orders are allocated receive fair and equitable treatment and the reason for such different allocation is explained in writing and is approved in writing by the Compliance Officer no later than one hour after the opening of the markets on the trading day following the day on which the order is executed.

9.	Compliance Committee

Mr. George G. Villere will from time to time appoint the members of Villere’s Compliance Committee, which is charged with the duties and responsibilities of administering the Code, ensuring compliance with the Code, and recommending sanctions for violations of the Code. The Compliance Committee may amend the Code, interpret its provisions, make decisions with respect to the classes of Associates covered by provisions of the Code, and grant waivers and establish exceptions, including waivers and exceptions for particular securities or transactions and other situations it deems to require special treatment. The Committee may appoint one or more of its members to fulfill its duties between meetings, subject to ratification by the Committee at its next regular meeting.

The Compliance Committee, with the Compliance Officer abstaining, shall make all reviews and decisions required under this Code of Ethics of any Personal Transactions of the Compliance Officer.

10.	Sanctions

Upon the occurrence of any violation of this Code, Villere acting through its Compliance Committee may impose such sanctions as it deems appropriate, including disgorgement of any profit, warning, probation, suspension or termination of employment.

11.	Annual Compliance Review and Record keeping

11.1    Reports. The Compliance Officer shall annually review Villere’s policies and procedures and the effectiveness of their implementation. Based on this review, a report shall be prepared by the Compliance Officer for submission to the Compliance Committee and the Board of Trustees or Directors of each investment company under the management of Villere. The report will:

(a)    Summarize current procedures under the Code and any changes in those procedures since the prior report;

(b)    Identify all material violations of the Code and any sanctions imposed with respect thereto;

(c)    List any recommended changes to the Code or procedures under the Code as the result of experience, change in the business of Villere, evolving industry practices or changes in the applicable laws or regulations; and

(d)    Certify that Villere has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

11.2    Maintenance of Records. Villere shall keep copies of the Code of Ethics, its amendments, and the Annual Report for a period of five (5) years. These records may be maintained electronically or in paper.

12.	Receipt of Gifts

Except for an occasional meal or ticket to a sporting event or the theater, or comparable entertainment which is not so frequent or extensive as to raise questions of propriety, or except with the approval of Villere’s Compliance Officer, an Associate must not accept cash or non-cash gifts from any person or entity which directly or indirectly does business with or performs services for Villere or any client, which exceed an aggregate annual value of $200, or such other level as established from time to time by the Compliance Committee.

13.	Service as a Director

An Access Person may not serve on the board of directors, or similar governing body, of an organization, the shares of which are publicly traded without obtaining prior approval of Villere’s Chief Executive Office (or, in case such Access Person is the Chief Executive Officer, Villere’s Board of Directors with the Chief Executive Officer abstaining).

14.	Privacy Policy and Procedures.

14.1    Security of Information. Villere will preserve the confidentiality of personal information provided by its clients. Information will be secured in Villere’s offices or authorized third parties who provide services to Villere. In all instances Villere requires personal information to be secured such that it is not available to third parties or other customers. Personal information will only be available to Associates in order to provide products or services to customers. Customer files will be maintained in secure file cabinets and the information will be secured after work hours. Computer systems that contain personal information will be protected by passwords, firewalls, and other procedures to prevent unauthorized access to personal information. All Associates must maintain personal information in strict confidence.

The Compliance Officer will review annually the implementation and effect of Villere’s privacy policies.

14.2    Distribution of Personal Information. Villere will not transmit information to unaffiliated third parties other than the following:

(a)    To complete certain transactions or account changes that customers direct, Villere may provide identifying information to companies, individuals, or groups that are not affiliated with Villere. For example, a transfer of assets from another financial institution to Villere.

(b)    To alert Villere’s customers about products from companies related to Villere, like the Villere mutual funds, Villere may provide personal information to affiliated companies.

(c)    To allow nonaffiliated companies to perform services, Villere will disclose information about customers to these third parties. Villere will provide the third party with only the information necessary to carry out its assigned responsibilities and only for that purpose. In each instance Villere will require these third parties to treat private information in accordance with Villere’s privacy policies.

(d)    Pursuant to customer instructions.

(e)    Where compelled by law to do so and in other legally limited circumstances.

14.3    Notice of Privacy Policy. Villere will provide a copy of a privacy notice in substantially the form attached to the Code of Ethics as Exhibit D summarizing Villere’s privacy policies to each applicant for its products or services. In addition, Villere will provide a privacy notice to each customer at least annually.

14.4    Business Continuity Plan. Villere shall maintain a copy of its critical client and business records in electronic format at a secure off-site location and update these records on at least a monthly basis. Client information shall be deemed to be secured off-site if it is maintained by an independent custodian. Such information shall be protected as set forth in Section 14.1 above.

15.	Proxy Voting Procedures

15.1    Guidelines. Villere monitors corporate activities and cast votes for securities held in its customers’ accounts in a manner consistent with the best interests of our clients and our policy of maximizing shareholder value.

15.2    Client Direction. Our authority to vote proxies is established by our advisory contracts in accordance with SEC rule 206(4)-6 under the Investment Adviser Act of 1940. Clients may vote their own proxies for shares held in their accounts at Villere. Clients who wish to vote their own shares through proxies will need to complete a Proxy Opt-Out Form, signed and dated, and submit the form to Villere.

15.3    Proxy Supervision. The proxy voting process is overseen by the Compliance Officer who is responsible for casting the votes for all proxies held by Villere. If the Compliance Officer perceives that there may be a potential conflict of interest between Villere and its clients with respect to a particular vote, the Compliance Officer will contact the Compliance Committee to address the vote. If the Compliance Committee feels in good conscience that Villere cannot make the decision to exercise the proxy because of a conflict of interest, the Compliance Officer will choose among the following options: (i) Contact the client(s) who own the particular issue and ask that they vote the particular shares with respect to that particular vote; or (ii) Contract with an independent third party to assist in the resolution of the voting of the clients’ shares.

15.4    Voting Guidelines. Villere will cast each proxy on a case-by-case basis, taking into consideration the relevant facts and circumstances at the time of the vote. The basis for our vote includes internal research, corporate governance review and proposals by other companies in that particular business sector.

(a)    After an initial review, Villere will generally vote with management on routine matters related to the operation of the company which are not expected to have a significant impact on the shareholders.

(b)    Villere supports good corporate governance and supports proposals that foster good governance practices. Villere believes that boards should be composed of a majority of independent directors and that independence is critical, especially in key board committees such as audit, compensation and nominating.

(c)    Villere believes that independent auditors are essential to good governance and that auditors should be limited primarily to the audit engagement. Any conflict regarding non-audit services will be reviewed.

(d)    Villere supports appropriate compensation plans to be used as incentives for management, employees and directors and to attract and retain qualified personnel. Nevertheless, compensation plans will be analyzed to ascertain the impact on corporate governance and shareholder wealth. Plans that will dilute our clients’ ownership interest without commensurate benefit will be opposed. Minimum stock ownership for directors is encouraged and we expect to see such ownership.

(e)    Votes on issues such as proxy contests, their defenses, tender offers, mergers and restructurings are reviewed on a case-by-case basis.

15.5    Processing of Client Proxies. Villere will take reasonable steps to obtain proxies and supporting documentation for the interest of each client that has designated Villere to vote its proxies. Appropriate forms from the client’s custodian will be completed for each account. To the extent that the client requests copies of proxy materials, annual reports and other information statements, Villere will request that duplicate copies from the respective companies be sent directly to the client.

15.6    Tallying of Proxies. Villere will maintain a record of each of the proxies retained by each securities position. Villere will reconcile the number of shares held in each position against the number of proxies received for each position. Villere will take reasonable steps to ensure that all proxies for each position have been obtained and voted by Villere.

15.7    Voting. The proxy administrator will vote the proxy in accordance with the firm’s policies and procedures by returning the voted proxy to the issuer or its information agent either by mail or electronically.

15.8    Record Keeping. Villere will maintain copies of proxy statements by relying on the EDGAR system. In addition, Villere will keep a record of the following information for each vote cast:

(a)    The name of the issuer of the security;

(b)    The exchange sticker symbol of the security;

(c)    The Council and Uniform Securities Identification Procedures (“CUSIP”) number;

(d)    The shareholder meeting date;

(e)    A brief identification of the matter voted on;

(f)    Whether the matter was proposed by issuer or by the security holder;

(g)    How Villere cast its vote (for, against or abstain);

(h)    Whether Villere cast its vote for or against management;

(i)    A brief statement of any special factors evaluated in considering the vote;

(j)    The number of shares Villere has sole and shared voting power;

(k)    Number of shares voted;

(l)    Any documents prepared by Villere that were material to making the decision to vote or memorialized the decision to vote.

In addition, Villere will retain copies of all client written requests for proxy voting information and all written responses from Villere responding to oral or written client requests for proxy voting information.

These books and records shall be maintained for a period of five (5) years from the date of the vote or request.

15.9    Availability of Policies and Procedures. Villere will provide a summary of its proxy policies and procedures to each client. Upon request, Villere will provide a complete copy of its policies and procedures to its clients.

15.10      Disclosure of Votes.

(a)    Clients. Upon written request, Villere will disclose information on how that client’s proxies were voted anytime within five (5) years of the date of the vote.

(b)    Third Parties. Villere has a general policy of not disclosing to third parties how it voted a client’s proxy. Villere will disclose the vote regarding securities held by investment companies to which Villere serves as investment advisor and has the responsibility for proxy voting.

16.	Customer Identification and Verification Procedures

16.1    Policy. Villere is a strong supporter of anti-money laundering efforts and of the policies and procedures set forth in the USA Patriot Act of 2001. Villere has a firm policy against money laundering and any activity which facilitates money laundering for the funding of terrorist or criminal activities. To that end, Villere is strongly committed to comply with all laws and regulations designed to combat money laundering activity, including those rules and regulations requiring customer identification procedures and the reporting of transactions involving currency, certain monetary instruments and suspicious activity.

16.2    Anti-Money Laundering Compliance Officer. Villere’s Compliance Officer shall be responsible for the monitoring and implementation of its anti-money laundering policies and procedures.

16.3    Identification of Customers.

(a)    For each account that is opened, Villere will obtain the following information:

(1)	The name and address of each customer;

(2)	The customer’s date of birth;

(3)	The customer’s investment experience and objectives;

(4)	The customer’s Social Security or taxpayer identity number;

(5)	The customer’s occupation, employer and employer’s address; and

(6)	The names of all authorized persons for the account.

(b)    Non-Resident Alien Accounts. In addition, for non-resident alien accounts, Villere will record the passport number and nation of issuance or other identification number and all necessary U.S. tax forms.

(c)    Domestic Corporations and Entities. Villere will obtain the following information for each domestic corporation or entity:

(1)	Name and address of the corporation or entity;

(2)	Date of incorporation for each corporation or entity;

(3)	Principal place of business;

(4)	Taxpayer identification number; and

(5)	Names of all authorized persons on the account.

(d)    Domestic Trusts. In addition to the information required by “a” above, Villere will identify the principal ownership of the trust and the persons authorized to act on behalf of the trust.

16.4    Additional New Customer Efforts.

(a)    Verification Procedures. To verify the information provided in Section 16.3 above, the customer shall provide for inspection an unexpired government-issued identification (i.e., driver’s license or passport) evidencing nationality or residence and bearing a photograph or similar safeguard.

(b)    Entities. To verify the information provided in Section 16.3 above, the customer shall provide for inspection documents showing the existence of such entities, such as registered articles of incorporation, a government-issued business license, partnership agreement or trust instrument.

(c)    Appropriate Cases. After account opening and verification procedures have been followed, and where the account presents suspicious indicators, Villere may undertake additional efforts to obtain information about the customer to authenticate the customer’s identity.

(d)    Where Villere is unable to obtain sufficient information, documentary means or believes additional verification is necessary, Villere may do the following to provide additional verification:

(1)    Contact the customer to verify information;

(2)    Obtain additional information such as a financial statement;

(3)    Obtain identifying information from credit reporting agencies; or

(4)    Check references with other financial institutions.

Additional verification should be undertaken with persons unable to provide a government-issued identification, if the identification documents are unfamiliar, if the firm does not meet with the customer face-to-face, or if the firm is unable to review original documents.

Villere will inform applicants and customers that it is obtaining information to verify identity in its brochure.

16.5    Lack of Verification. In instances where Villere cannot verify the identification of a particular customer, Villere will reject that customer’s account.

Revised as of June 7, 2004